EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, October 25, 2012

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Financial Corporation
Announces Record Third Quarter Net Income

West Point, Va., October 25, 2012—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported record net income of $4.53 million for the third quarter of 2012, compared with $3.51 million for the third quarter of 2011, a 29 percent increase. Net income available to common shareholders for the third quarter of 2012 was $4.53 million, or $1.36 per common share assuming dilution, compared with $3.06 million, or 96 cents per common share assuming dilution, for the third quarter of 2011. The corporation’s net income was $12.49 million for the first nine months of 2012, compared to $9.57 million for the first nine months of 2011, a 31 percent increase. Net income available to common shareholders for the first nine months of 2012 was $12.18 million, or $3.69 per common share assuming dilution, compared to $8.53 million, or $2.69 per common share assuming dilution, for the first nine months of 2011.

For the third quarter of 2012, the corporation’s return on average common equity and return on average assets, on an annualized basis, were 18.48 percent and 1.88 percent, respectively, compared to 15.86 percent and 1.42 percent, respectively, for the third quarter of 2011. For the first nine months of 2012, on an annualized basis, the corporation’s return on average common equity was 17.74 percent and its return on average assets was 1.75 percent, compared to a 14.92 percent return on average common equity and a 1.28 percent return on average assets for the first nine months of 2011.

“We are very pleased to report the continuation of record-breaking net income during 2012 with our third quarter net income and seven consecutive quarter-over-quarter increases in net income,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “Net income for the third quarter of 2012 increased 29 percent over the third quarter of 2011. This increase includes a $922,000 increase in net income for the retail banking segment and a $259,000 increase in net income for the mortgage banking segment, which were offset in part by a $153,000 decrease in net income for the consumer finance segment. Despite this slight decline for the consumer finance segment, it continues to generate strong earnings, contributing $3.2 million to the corporation’s net income during the third quarter of 2012.”

“Factors affecting the performance of each of the corporation’s significant business segments have remained relatively unchanged during 2012 when compared to 2011. The retail banking segment’s net income during the third quarter of 2012 benefited from (1) the effects of the continued low interest rate environment on the cost of deposits, (2) a lower loan loss provision and (3) higher activity-based interchange income,” said Dillon. “These positive factors were offset in part by the decline in the retail banking segment’s average loans to nonaffiliates resulting from continued weak credit demand in the current economic environment and intensified competition for loans in our markets and lower overdraft fee income.”

“The retail banking segment’s nonperforming assets continue to remain higher than historical levels and increased from $16.1 million at December 31, 2011 to $19.4 million at September 30, 2012,” continued Dillon. “This increase was primarily a result of two commercial relationships secured by undeveloped residential property. We have been monitoring these relationships and established reserves for them  in previous periods. The retail banking segment’s allowance for loan losses as a percentage of period-end loans was 3.24 percent at September 30, 2012, compared to 3.40 percent at December 31, 2011. The decrease in the allowance ratio was a result of loan charge-offs against previously-established loan loss reserves. We continue to take steps to mitigate the credit risks within our loan portfolio and make adjustments to our credit policies and reserves when we believe it is necessary.”

“The mortgage banking segment’s net income for the third quarter of 2012 benefited primarily from an increase in gains on sales of loans and ancillary loan production fees resulting from higher loan production and loan sales during the third quarter of 2012, compared to the same period of 2011. In connection with the higher sales volume in the third quarter of 2012, the mortgage banking segment incurred higher production-based and income-based compensation expense. Higher personnel costs have also been incurred in non-production salaries in order to manage the increasingly complex regulatory environment in which the mortgage banking segment operates.”

“The consumer finance segment’s net income for the third quarter of 2012 continued to benefit from sustained (1) loan growth and (2) low funding costs on its variable-rate borrowings. Partially offsetting these benefits was an increase in the provision for loan losses resulting from higher charge-offs. The increase in charge-offs during the third quarter of 2012 was mainly a result of a decline in the resale value of repossessed vehicles, along with the effects of the current economic environment. Despite the increase in the dollar amount of charge-offs, the annualized charge-off rate for the first nine months of 2012 was slightly lower than the charge-off rate for the year ended December 31, 2011. As a result, the ratio of the allowance for loan losses to period-end loans was relatively stable at 7.90 percent as of September 30, 2012, compared to 7.94 percent at December 31, 2011. The consumer finance segment’s earnings during the third quarter of 2012 were further affected by higher personnel expenses resulting from an increase in the number of personnel to support expansion into new markets and loan growth.”

“The corporation declared a quarterly cash dividend of 27 cents per common share during the third quarter of 2012, which was a 3.8 percent increase over the cash dividend of 26 cents per common share that was declared during each of the first two quarters of 2012.  The Board of Directors of the corporation continues to review the dividend payout ratio, which was 19.1 percent and 20.8 percent of net income available to common shareholders for the three and nine months ended September 30, 2012, respectively, in light of changes in economic conditions, capital levels and expected future levels of earnings,” concluded Dillon.

Retail Banking Segment. C&F Bank reported net income of $705,000 for the third quarter of 2012, compared to a net loss of $217,000 for the third quarter of 2011. For the first nine months of 2012, C&F Bank reported net income of $1.63 million, compared to a net loss of $495,000 for the first nine months of 2011.

Factors contributing to the improvement in financial results for the three months and nine months ended September 30, 2012, relative to the same periods of 2011, were the effects of the continued low interest rate environment on the cost of deposits, lower provisions for loan losses and higher activity-based interchange income. There was also a decline in FDIC insurance expense for the first nine months of 2012, relative to the same period of 2011.Partially offsetting these positive factors were the negative effects of the following: (1) a decrease in average loans to nonaffiliates resulting from weak demand in the current economic environment and intensified competition for loans in our markets, (2) a decline in overdraft fee income and (3) higher occupancy expenses associated with depreciation and maintenance of technology related to expanding the banking services we offer to customers and improving operational efficiency and security.

The Bank’s nonperforming assets were $19.43 million at September 30, 2012, compared to $16.07 million at December 31, 2011. Nonperforming assets at September 30, 2012 included $14.81 million in nonaccrual loans, compared to $10.01 million at December 31, 2011, and $4.62 million in foreclosed properties, compared to $6.06 million at December 31, 2011. Troubled debt restructurings were $17.85 million at September 30, 2012, of which $11.40 million were included in nonaccrual loans, as compared to $17.09 million of troubled debt restructurings at December 31, 2011, of which $8.44 million were included in nonaccrual loans. The increase in nonaccrual loans primarily resulted from two commercial relationships secured by undeveloped residential property totaling $7.46 million, of which $5.43 million was a troubled debt restructuring. The increase in nonaccrual loans attributable to these two relationships was partially offset by nonaccrual loan pay-offs, charge-offs and transfers to foreclosed properties. Management believes it has provided adequate loan loss reserves for the retail banking segment’s loans. Foreclosed properties at September 30, 2012 consist of both residential and non-residential properties. These properties are evaluated regularly and have been written down to their estimated fair values less selling costs.

Mortgage Banking Segment. C&F Mortgage Corporation reported net income of $736,000 for the third quarter of 2012, compared to $477,000 for the third quarter of 2011. For the first nine months of 2012, C&F Mortgage Corporation reported net income of $1.57 million, compared to $1.05 million for the first nine months of 2011.

Factors contributing to the improvement in financial results for the three months and nine months ended September 30, 2012, relative to the same periods of 2011, were (1) higher gains on sales of loans and ancillary loan production fees, (2) higher net interest income on loans held for sale and (3) lower legal and consulting fees. Loan origination volume increased to $239.50 million in the third quarter of 2012, a 54.9 percent increase as compared to $154.65 million in the third quarter of 2011, and to $619.46 million in the first nine months of 2012, a 44.8 percent increase as compared to $427.71 million in the first nine months of 2011. The increases in loan originations are a result of the continued low interest rate environment that has led to increased mortgage borrowing and refinancing activity, as well as to similar increases in mortgage loans sold during the three and nine months ended September 30, 2012 as compared to the same periods in 2011. In connection with the higher sales volumes for the three and nine months ended September 30, 2012, the mortgage banking segment incurred higher production and income based compensation expense. Higher personnel costs have also been incurred in non-production salaries in order to manage the increasingly complex regulatory environment in which the mortgage banking segment operates and higher provisions for indemnifications have been recognized in connection with loans previously sold to investors.

Consumer Finance Segment. C&F Finance Company reported net income of $3.22 million for the third quarter of 2012, compared to $3.37 million for the third quarter of 2011. For the first nine months of 2012, C&F Finance Company reported net income of $9.76 million, compared to $9.48 million for the first nine months of 2011.

Factors favorably contributing to the financial results for the three months and nine months ended September 30, 2012, relative to the same periods of 2011, were (1) an 8.9 percent and a 9.7 percent increase in average loans outstanding for the three and nine months ended September 30, 2012, respectively and (2) the sustained low cost of the consumer finance segment’s variable-rate borrowings. Factors negatively affecting the financial results for the three months and nine months ended September 30, 2012, relative to the same periods of 2011, were (1) increases of  $610,000 and $965,000 in the provision for loan losses for the three and nine months ended September 30, 2012, respectively, resulting from higher net charge-offs attributable to a decline in the resale value of repossessed vehicles and the effects of the current economic environment, (2) increases of $270,000 and $662,000 in personnel costs for the three and nine months ended September 30, 2012, respectively, resulting from an increase in the number of personnel to support expansion into new markets and loan growth and (3) increases of $13,000 and $162,000 in occupancy expenses for the three and nine months ended September 30, 2012, respectively, resulting from C&F Finance Company’s relocation in April 2011 to a larger leased headquarters building and depreciation and maintenance of technology to support growth.

The allowance for loan losses as a percentage of loans at September 30, 2012 was 7.90 percent, as compared with 7.94 percent at December 31, 2011. Management believes that the current allowance for loan losses is adequate to absorb probable losses in the loan portfolio.

Capital and Dividends. The corporation’s capital and liquidity positions remain strong. The corporation declared a quarterly cash dividend of 27 cents per common share during the third quarter of 2012. The Board of Directors of the corporation continues to review the dividend payout ratio, which was 19.15 percent of net income available to common shareholders during the third quarter of 2012, in light of changes in economic conditions, capital levels and expected future levels of earnings.

About C&F Financial Corporation. C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI. The common stock closed at a price of $38.62 per share on October 24, 2012. At September 30, 2012, the book value of the corporation was $30.51 per common share. The corporation’s market makers include Davenport & Company LLC, McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 18 offices located in Virginia, Maryland, North Carolina, Delaware and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the corporation conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the corporation’s performance. These include the following fully-taxable equivalent (“FTE”) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE. Management believes that these measures provide users of the corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the corporation to evaluate and measure the corporation’s performance to the most directly comparable GAAP financial measures is presented below

Forward-Looking Statements.  Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, asset quality and future actions to manage asset quality, adequacy of reserves for loan losses and capital levels. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder, (5) monetary and fiscal policies of the U.S. Government, including policies of the Treasury and the Federal Reserve Board, (6) the value of securities held in the corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the corporation’s counterparties, (14) competition from both banks and non-banks, (15) demand for financial services in the corporation’s market area, (16) technology, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the corporation’s expansion and technology initiatives, and (21) accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of date of this release.

C&F Financial Corporation
Selected Financial Information
(in thousands, except for share and per share data)

Financial Condition	9/30/12	12/31/11	9/30/11
	(unaudited)		(unaudited)
Interest-bearing deposits with other banks and federal funds sold	$7,649	$5,720	$18,859
Investment securities - available for sale, at fair value	140,608	144,646	141,793
Loans held for sale, net	78,072	70,062	36,377
Loans, net:
Retail Banking segment	394,715	388,095	392,417
Mortgage Banking segment	2,014	2,131	2,302
Consumer Finance segment	249,507	226,758	228,202
Federal Home Loan Bank stock	3,744	3,767	3,798
Total assets	961,819	928,124	908,899
Deposits	664,212	646,416	637,366
Borrowings	170,978	161,151	159,424
Shareholders' equity	98,477	96,090	93,272

	For The		For The
	Quarter Ended		Nine Months Ended
Results of Operations	9/30/12	9/30/11	9/30/12	9/30/11
	(unaudited)		(unaudited)
Interest income	$19,505	$18,918	$57,359	$54,919
Interest expense	2,411	2,931	7,846	8,963
Provision for loan losses:
Retail Banking segment	450	2,000	1,950	4,550
Mortgage Banking segment	30	200	135	235
Consumer Finance segment	2,485	1,875	6,465	5,500
Other operating income:
Gains on sales of loans	6,203	4,282	15,024	11,778
Other	3,367	2,858	9,658	7,936
Other operating expenses:
Salaries and employee benefits	11,001	7,965	30,339	24,887
Other	5,986	5,958	16,932	16,713
Income tax expense	2,179	1,616	5,880	4,220
Net income	4,533	3,513	12,494	9,565
Net income available to common shareholders	4,533	3,055	12,183	8,528
Earnings per common share - assuming dilution	1.36	0.96	3.69	2.69
Earnings per common share - basic	1.41	0.97	3.80	2.72

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	18,297	17,611	53,624	51,029
Interest income on securities-FTE	1,807	1,930	5,570	5,757
Total interest income-FTE	20,106	19,548	59,209	56,824
Net interest income-FTE	17,695	16,617	51,363	47,861

*
Assuming a tax rate of 34%.  For more information about these non-GAAP financial measures, please see "Use of Certain Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

	For The		For The
	Quarter Ended		Nine Months Ended
Segment Information	9/30/12	9/30/11	9/30/12	9/30/11
	(unaudited)		(unaudited)
Net income (loss) - Retail Banking	$705	$(217)	$1,630	$(495)
Net income - Mortgage Banking	736	477	1,573	1,046
Net income - Consumer Finance	3,218	3,371	9,762	9,481
Net loss - Other and Eliminations	(126)	(118)	(471)	(467)
Mortgage loan originations - Mortgage Banking	239,502	154,648	619,459	427,710
Mortgage loans sold - Mortgage Banking	240,601	160,761	611,449	458,486

	For The		For The
	Quarter Ended		Nine Months Ended
Average Balances	9/30/12	9/30/11	9/30/12	9/30/11
	(unaudited)		(unaudited)
Interest-bearing deposits in other banks and federal funds sold	$5,351	$12,486	$10,413	$21,295
Investment securities - available for sale, at amortized cost	131,914	135,506	134,297	134,228
Loans held for sale	72,009	34,221	63,059	32,292
Loans:
Retail Banking segment	404,645	405,946	402,768	406,601
Mortgage Banking segment	2,394	2,697	2,531	2,752
Consumer Finance segment	268,191	246,329	258,241	235,509
Federal Home Loan Bank stock	3,746	3,818	3,756	3,853
Total earning assets	888,250	841,003	875,065	836,530
Total assets	945,903	904,821	932,729	902,547

Time, checking and savings deposits	545,906	535,812	549,092	535,505
Borrowings	168,287	159,743	162,443	159,720
Total interest-bearing liabilities	714,193	695,555	711,535	695,225
Demand deposits	109,459	95,691	102,460	92,409
Shareholders' equity	96,443	93,995	95,820	95,135

Asset Quality	9/30/12	12/31/11	9/30/11
	(unaudited)		(unaudited)
Retail and Mortgage Banking Segments
Nonaccrual loans* - Retail Banking segment	$14,808	$10,011	$8,416
Nonaccrual loans - Mortgage Banking segment	-	621	104
Real estate owned** - Retail Banking segment	4,621	6,059	6,442
Real estate owned** - Mortgage Banking segment	-	-	-
Total nonperforming assets	$19,429	$16,691	$14,962
Accruing loans past due for 90 days or more	$338	$68	$2
Troubled debt restructurings*	$17,850	$17,094	$15,527
Total loans - Retail Banking segment	$407,929	$401,744	$405,109
Total loans - Mortgage Banking segment	$2,377	$2,612	$2,658
Allowance for loan losses - Retail Banking segment	$13,214	$13,649	$12,692
Allowance for loan losses - Mortgage Banking segment	$363	$481	$356
Nonperforming assets to loans and real estate owned	4.68%	4.07%	3.61%
Allowance for loan losses to loans - combined Retail Banking and Mortgage Banking segments	3.31%	3.49%	3.20%
Allowance for loan losses to nonaccrual loans - combined Retail Banking and Mortgage Banking segments	91.69%	132.90%	153.15%
Annualized year-to-date net charge-offs to average loans - combined Retail Banking and Mortgage Banking segments	0.87%	0.89%	1.02%

*	Nonaccrual loans include nonaccrual troubled debt restructurings of $11.40 million at 9/30/12, $8.44 million at 12/31/11, and $6.78 million at 9/30/11.
**	Real estate owned is recorded at its estimated fair market value less cost to sell.

Consumer Finance Segment
Nonaccrual loans	$631	$381	$595
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$270,920	$246,305	$247,745
Allowance for loan losses	$21,413	$19,547	$19,542
Nonaccrual consumer finance loans to total consumer finance loans	0.23%	0.15%	0.24%
Allowance for loan losses to total consumer finance loans	7.90%	7.94%	7.89%
Annualized year-to-date net charge-offs to average total consumer finance loans	2.37%	2.39%	1.92%

	As Of and For The		As Of and For The
	Quarter Ended		Nine Months Ended
Other Data and Ratios	9/30/12	9/30/11	9/30/12	9/30/11
	(unaudited)		(unaudited)
Annualized return on average assets	1.88%	1.42%	1.75%	1.28%
Annualized return on average common equity	18.48%	15.86%	17.74%	14.92%
Annualized net interest margin	7.94%	7.84%	7.84%	7.64%
Dividends declared per common share	$0.27	$0.25	$0.79	$0.75
Weighted average common shares outstanding - assuming dilution	3,332,970	3,174,369	3,298,030	3,166,930
Weighted average common shares outstanding - basic	3,220,906	3,141,926	3,206,739	3,132,332
Market value per common share at period end	$39.35	$23.34	$39.35	$23.34
Book value per common share at period end	$30.51	$26.58	$30.51	$26.58
Price to book value ratio at period end	1.29	0.88	1.29	0.88
Price to earnings ratio at period end (ttm)	8.35	6.95	8.35	6.95

C&F Financial Corporation
Reconciliation of Certain Non-GAAP Financial Measures
(in thousands)

	For the Quarter Ended
	9/30/12			9/30/11
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$18,284	$13	$18,297	$17,611	$-	$17,611
Interest income on securities	1,219	588	1,807	1,300	630	1,930
Total interest income	19,505	601	20,106	18,918	630	19,548
Net interest income	17,094	601	17,695	15,987	630	16,617

	For the Nine Months Ended
	9/30/12			9/30/11
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$53,584	$40	$53,624	$51,000	$29	$51,029
Interest income on securities	3,760	1,810	$5,570	3,881	1,876	$5,757
Total interest income	57,359	1,850	$59,209	54,919	1,905	$56,824
Net interest income	49,513	1,850	$51,363	45,956	1,905	$47,861

*	Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Certain Non-GAAP Financial Measures."